As filed with the Securities and Exchange Commission on September 20, 2016

Registration No. •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EURASIAN MINERALS INC.
(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	Not Applicable.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 501, 543 Granville Street
Vancouver, British Columbia, Canada	V6C 1X8
(Address of Principal Executive Offices)	(Zip Code)

STOCK OPTION PLAN
(Full Title of the Plan)

O’NEILL LAW CORPORATION
Suite 704, 595 Howe Street, Box 35
Vancouver, BC V6C 2T5, Canada
(Name and Address of Agent for Service)

(604) 687-5792
(Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares without par value	7,397,471 Shares	$1.04 Per Share	$7,693,369.84	$774.72

(1)

This registration statement covers the common shares issuable upon the exercise of options granted pursuant to Eurasian Minerals Inc.’s (the “Company”) Stock Option Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional common shares which may become issuable under the Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 (the “Securities Act”) based upon the average of the high price of $1.06 and closing low price of $1.02 per share for the Company’s common shares as quoted on the NYSE MKT on September 16, 2016. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common shares to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in Eurasian Minerals Inc.'s Stock Option Plan as required under Rule 428 of the Securities Act of 1933 (the “Securities Act”). These documents will not be filed with the Securities and Exchange Commission (the "SEC"), but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Eurasian Minerals Inc. (the “Company”) with the SEC, are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Form 20-F for the fiscal year ended December 31, 2015;

(b)	All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the US Exchange Act since the end of the Company’s fiscal year ended December 13, 2015; and

(c)

The description of the Shares contained in the Company’s Annual Information Form filed as an exhibit to, and incorporated by reference in, the Company’s registration statement on Form 40-F filed under Section 12 of the US Exchange Act on January 24, 2012, including any amendment or description filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.	Indemnification of Directors and Officers.

The Company’s articles (the British Columbia equivalent of by-laws) provide that the Company must indemnify a director, officer, former director or officer or alternate director of the Company and their heirs and legal personal representatives, as set out in the Business Corporations Act (British Columbia) (the “BCA”), against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and officer and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in Company’s articles. Furthermore, the Company must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but the Company must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCA, the eligible party will repay the amounts advanced. In addition, the Company may indemnify any other person in accordance with the BCA.

The enforcement by shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the BCA, some of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description of Exhibit
4.1	Stock Option Plan.
5.1	Opinion of O’Neill Law Corporation regarding legality of securities being registered.
23.1	Consent of Davidson & Company LLP.
23.2	Consent of Eric Jensen.
23.3	Consent of Michael Sheehan.
23.4	Consent of Dean Turner.
23.5	Consent of O’Neill Law Corporation (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Eurasian Minerals Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on September 20, 2016

EURASIAN MINERALS INC.

By:	/s/ David M. Cole

David M. Cole, Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David M. Cole and Christina Cepeliauskas as his or her true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

Chief Executive Officer,
/s/ David M. Cole	President, and Director	September 20, 2016
DAVID M. COLE	(Principal Executive Officer)

/s/ Christina Cepeliauskas	Chief Financial Officer	September 20, 2016
CHRISTINA CEPELIAUSKAS	(Principal Financial Officer)

/s/ Michael D. Winn	Director	September 16, 2016
MICHAEL D. WINN

/s/ Brian E. Bayley	Director	September 20, 2016
BRIAN E. BAYLEY

/s/ Brian K. Levet	Director	September 20, 2016
BRIAN K. LEVET

/s/ Larry M. Okada	Director	September 20, 2016
LARRY M. OKADA